                                                                    EXHIBIT 3.18

                                   VALTEK, LLC

                     (A DELAWARE LIMITED LIABILITY COMPANY)


                               OPERATING AGREEMENT


                                NOVEMBER 14, 1997

                                TABLE OF CONTENTS

Section 1.       Definitions; Rules of Cons~ction                                      . 1
Section 2.       Name; Formation; Issuance of Units                                       3
Section 3.       Purpose; Acquisition of Seller's Assets                                  3
Section 4.       Offices                                                                  3
Section 5.       Management of the Company                                                3

Section 6.       Members; Representations of Members; Representations of
                  Company                                                                 4
Section 7.        Capital Contributions; Issuance of Units; Capital Accounts              5

Section 8.        Distributions                                                           6

Section 9.        Liability for Return of Capital                                         7

Section 10.       Administrative Matters                                                  7

Section 11.       Transfers of Units and Interests                                        7

Section 12.       Withdrawal                                                              7

Section 13.       Additional Members                                                      8

Section 14.       Dissolution                                                             8

Section 15.       Continuation of the Company                                             9

Section 16.       Limitation on Liability                                                 9

Section 17.       Amendments                                                              9

Section 18.       Governing Law                                                           9

SCHEDULES AND EXHIBITS


Schedules

Schedule I - Schedule of Members

Exhibits

Exhibit A - Bylaws of the Company

Exhibit B - Certificate of Formation

                                              OPERATING AGREEMENT
                                  dated as of November 14, 1997 of VALTEK, LLC, A Delaware limited liability company (the "Company"), among the Company and the parties listed on SCHEDULE I.

               The parties are entering into this Agreement for the purpose of forming a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 DEL. C. ~. Section 18-101 ET SEQ. . (the "Delaware Act").

               ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1      DEFINITIONS; RULES OF CONSTRUCTION.

               (a) When used in this Agreement, the following capitalized terms have the meanings ascribed to them below:

               "AAS" means Advanced Accessory Systems, LLC, a Delaware limited liability company.

               "BOARD OF MANAGERS" means the board of managers designated pursuant to Section 5.

               "BYLAWS" means the Bylaws of the Company as amended from time to time, which are expressly incorporated by reference into this Agreement and the initial form of which is attached hereto as EXHIBIT A and are hereby adopted and approved by the Members.

               "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of capital contributed by such Member to the Company, as determined in accordance with Section 7.

               "COMPANY BUSINESS" shall have the meaning set forth in the Asset Purchase Agreement.

               `DELAWARE ACT" has the meaning ascribed to such term in the first paragraph.

               "EVENT OF WITHDRAWAL OF A MEMBER" means the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

               "INITIAL MEMBERS" means AAS and SportRack.

               "INTEREST" means the ownership interest of a Member in the Company, consisting of (i) such Member's ownership of Units and right to receive a portion of distributions, (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member's other rights and privileges as herein provided.

               "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

               "MANAGER" means a member of the Board of Managers as designated in, or selected pursuant to, Section 5.

               "MAJORITY IN INTEREST OF THE MEMBERS" means, at any time, the Members who hold in the aggregate greater than 50% of the profits and capital interest of the Company.

               "MEMBERS" shall mean any Person holding a Unit and who shall be admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members.

               "NET PROFITS AND NET LOSSES" means the net taxable income or net taxable loss of the Company, respectively, as determined for federal income tax purposes, for each fiscal year of the Company, plus any income that is exempt from federal income tax and minus expenditures that are not deductible in computing federal taxable income and not properly chargeable to capital accounts, in each case to the extent such items are not otherwise taken into account in computing Net Profits or Net Losses.

               "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

               "SPORT RACK" means SportRack, LLC, a Delaware limited liability company.

               "SUBSIDIARY" means with respect to any Person, any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors of such corporation are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

               "TRANSFER" shall have the meaning set forth in Section 11.

               "Units" shall have the meaning set forth in Section 2(c).

               (b) The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of this Agreement:

               (c) The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

SECTION 2.     NAME; FORMATION; ISSUANCE OF UNITS.

               (a) The name of the Company shall be "ValTek, LLC," or such other name as the Board of Managers may from time to time hereafter designate.

               (b) The Company was formed upon the execution and filing by Sean Fallon (such Person being hereby authorized to take such action) with the Secretary of State of the State of Delaware of a certificate of formation (the "Certificate") of the Company in the form attached hereto as EXHIBIT B on November 15, 1997.

               (c) The Company shall be authorized to issue from time to time up to 1,000 units (the "Units") which may be issued pursuant to such agreements as the Board or a committee thereof shall approve, including pursuant to options on warrants.

               (d) The parties hereto ratify and confirm the filing of the Certificate.

SECTION 3.     PURPOSE.

               (a) The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board of Managers from time to time.

               (b) Without limiting the generality of Section 3(a), the initial purpose of the Company shall to hold assets as required by AAS and SportRack.

SECTION 4.     OFFICES.

               (a) The principal office of the Company, and such additional offices as the Board of Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Managers may designated from time to time.

               (b) The registered office of the Company in the State of Delaware is located at 9 East Lockerman Street, Dover, Delaware 19901. The registered agent of the Company for ser'vico of process at such address is National Registered Agents, Inc.

SECTION 5.     MANAGEMENT OF THE COMPANY.

               (a) Subject to the delegation of rights and powers provided for herein and in the Bylaws, the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Board of Managers shall consist of up to six (6) Managers. The Board of Managers shall be selected by a Majority in Interest of the Members. A member of the Board of Managers that is not an individual may act through its duly authorized representative.

               (b) No Member, by reason of such Member's status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Member.

               (c) The officers of the Company shall be, and shall be elected, removed and perform such functions, as are provided in the Bylaws. The Board of Managers may appoint, employs or otherwise contract with such other Persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Managers may delegate to any officer of the Company or to any such other Person such authority to act on behalf of the Company as the Board of Managers may from time to time deem appropriate in its sole discretion.

               (d) Except as otherwise provided by the Board of Managers or in the Bylaws, when the taking of such action has been authorized by the Board of Managers, any Manager or officer of the Company or any other Person specifically authorized by the Board of Managers may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company's certificate of formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, or as otherwise provided in the Delaware Act, a certificate of cancellation canceling the Company's certificate of formation.

               (e) If a vacancy on the Board of Managers is not filled within 60 days after such vacancy occurs by a Majority in Interest of the Members, such vacancy may thereafter be filled by a majority of the Managers then in office, or, if there be none, by a vote of a Majority in Interest of the Members. Managers shall serve until they resign, die, become incapacitated or are removed. Any Manager can be removed with or without cause by the vote of a Majority in Interest of the Members. Determinations to be made by the Managers in connection with the conduct of the business of the Company shall be made in the manner provided in the Bylaws, unless otherwise specifically provided herein.

SECTION 6.     MEMBERS; REPRESENTATIONS OF MEMBERS; REPRESENTATIONS OF COMPANY~

               (a) The name and business, mailing or residence address of the initial Members of the Company are set forth on SCHEDULE I. SCHEDULE I SHALL BE amended FROM time to time to reflect the names and business, mailing or residence address of each of Persons who shall become Members after the date hereof.

               (b) Upon the acquisition of a Unit, each Member makes the following representations and warranties to the Company with respect to such
Unit:

                   (i) Such Member has such knowledge and expertise in financial and business matters that he or it is capable of utilizing the information made available to the undersigned, to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. The undersigned is aware that his or its purchase of a Unit is highly speculative and be or it is able, without impairing his or its financial condition, TO hold the Interest for an indefinite period of time and to suffer a complete loss of its or his or its investment.

                   (ii) Such Member understands and acknowledges that the offering of the Units has not been considered or approved by any governmental or other* entity.

                   (iii) Such Member recognizes that an investment in the Company involves certain risks, and has taken full cognizance of, and understands all of, THE risk factors related to the purchase of the Units. Such Member has consulted with his or its professional, tax and legal advisors with respect to the Federal, state, local and foreign income tax consequences of the undersigned's participation as a Member of the Company.

                   (iv) The execution and delivery of this Agreement by such Member and has been duly authorized.

                   (v) Such Member understands that there is no public market for THE Units and that the transferability of the Units is restricted.

                   (vi) The Units are being purchased by such Member for his or its own account only for investment and is not being purchased with a view towards its resale or further distribution. Such Member understands that the Units are NOT registered for sale under the Securities Act or otherwise and that the Units cannot be offered for sale or sold by such Member or by anyone acting FOR the undersigned's account or on the undersigned's behalf without the registration OF the Units and/or the fuffiliment of other regulatory requirements.

SECTION 7.     CAPITAL CONTRIBUTIONS; ISSUANCE OF UNITS; CAPITAL ACCOUNTS.

               (a) The Initial Members have contributed to the Company on the date hereof one dollar ($1) per Unit by payment of cash in such amount.

               (b) A separate capital account shall be maintained on the books of the Company for each Member, which shall be adjusted (1) as of December 31 of each year, (2) immediately prior to the acquisition of any Unit by any Person,
(3) effective as of the date of sale of the Company (whether by way of asset sale, stock sale or merger in which the Members immediately prior to such stock sale or merger shall cease to own a
                                       -5-
majority of all Units owned by all Members) and (4) the date of dissolution of the Company as follows:

                   (i) the amount of money and the fair market value of property (net of any liabilities secured by such property that the Company assumes or takes subject to) contributed by such Member to the Company shall be credited to such Member's capital account;

                   (ii) the amount of any distributions (including the fair market value (as determined by the Board of Managers in good faith) of property other than cash (net of any liabilities that such Member assumes or takes subject to) distributed to such Member shall be debited from such Member's capital account; and

                   (iii) Net Profits incurred by the Company since the last date on which Net Profits or Net Losses shall have been allocated to the Members shall be credited to such Member's capital account and Net Losses incurred by the Company since the last date on which Net Losses or Net Profits shall have been allocated to the Members shall be debited to such Member's capital account, which allocations shall be made ratably among the holders of Units according to their respective holdings of such Units.

               (c) Notwithstanding any provision of this Agreement to the contrary, each Member's capital account shall be maintained and adjusted in accordance with the Code, including

                   (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code
          Section 704(c) and the regulations promulgated thereunder and

                   (ii) adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the regulations promulgated under Code Section 704(b).

               (d) Any Member, including any substitute Member, who shall receive any Units by means of a transfer to it or him of Units of another Member shall have a capital account that reflects the capital account associated with the transferred Units.

SECTION 8.     DISTRIBUTIONS.

               (a) Within 90 days following the end of each fiscal year, the Company will distribute to each Member an amount (if any) equal to 44% of the excess of Net Profits over Net Losses previously allocated to such Member's capital account for such fiscal year and all prior fiscal years pursuant to
Section 7, less any distributions made during such fiscal year pursuant to
Section 8(b).

               (b) All distributions not made pursuant to Section 8(a) of other assets of the Company, whether in cash or in kind, shall be made at such times and in such amounts as the Board of Managers may determine, and shall be allocated among and made to the Members ratably in accordance with their respective holdings of Units at the date of distribution.

SECTION 9.     LIABILITY FOR RETURN OF CAPITAL.

               No Member or Manager shall have any liability for the return, of any Member's Capital Contribution, which Capital Contribution shall be payable solely from the assets of the Company at the absolute discretion of the Board of Managers, subject to the requirements of the Delaware Act.

SECTION 10.    ADMINISTRATIVE MATTERS.

               (a) The Company hereby designates AAS as the "Tax Matters Partner" for purposes of Code Section 6231 and the regulations promulgated thereunder. The Tax Matters Partner shall promptly advise each Member of any audit proceedings proposed to be conducted with respect to the Company.

               (b) It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local and foreign income tax purposes. The Members shall take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for federal, state, local and foreign income tax purposes.

               (c) The fiscal year of the Company shall be the calendar year. The books and records of the Company shall be maintained in accordance with generally accepted accounting principles and Code Section 704(b) and the regulations promulgated thereunder.

SECTION 11.    TRANSFERS OF UNITS AND INTERESTS.

               No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, "Transfer") all or any part of its Units or other part of its Interest, and no transferees of all or any part of the Units of a Member shall be admitted as a substituted Member, without, in either event, having obtained the prior written consent of a Majority in Interest of the Members (excluding Members that are transferring Units), which consent may be withheld in their sole discretion. Any Transfer or attempted Transfer OF any Interest in the Company in violation of any the provisions of this Section 11 shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose. The Board of Managers shall amend SCHEDULE I hereto from time to time to reflect Transfers made in accordance with, and as permitted under, this Section 11.

SECTION 12.    WITHDRAWAL.

               No Member shall have the right to withdraw from the Company except with the consent of the Board of Managers and upon such terms and conditions as may be specifically agreed upon between the Company and the withdrawing Member. The provisions hereof with respect to distributions upon withdrawal are exclusive, and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Delaware Act or otherwise.

SECTION 13.    ADDITIONAL MEMBERS.

               The Board of Managers shall have the right to cause the Company to issue additional Units and to admit additional Members upon the acquisition of such Units upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by the Board of Managers. In connection with the admission of an additional Member, the Board of Managers shall amend SCHEDULE I hereof to reflect the name and address the additional Member. Prior to the admission of any Person as a Member, such Person shall execute a counterpart to this Agreement and shall agree to be bound by the terms hereof.

SECTION 14.    DISSOLUTION.

               (a) Subject to the provisions of Section 15, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

                   (i)   December 31, 2025;

                   (ii) the determination of the Board of Managers and a Majority in Interest of the Members to dissolve the Company; or

                   (iii) the occurrence of an Event of Withdrawal of a Member or any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

               (b) Upon dissolution of the Company, the Company's affairs shall be promptly wound up in accordance with the provisions of this Section 14. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Board of Managers, to preserve the value of the Company's assets during the period of dissolution and liquidation.

               (c) Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board of Managers.

               (d) The Net Profits and Net Losses of the Company during the period of dissolution and liquidation shall be allocated among the Members in accordance with the provisions of Section 7.

               (e) The assets of the Company (including, without limitation, proceeds from the sale or other disposition of any assets during the period of dissolution and liquidation) shall be applied as follows:

                   (i) First, to repay any indebtedness of the Company, whether to third parties or the Members, in the order of priority required by law;

                   (ii) Next, to any reserves which the Board of Managers reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of
          (iii), below); and

                   (iii) Next, to the Members in proportion to their respective positive capital account balances (after taking into account all adjustments to the Members' capital accounts required under Section 14(d)).

SECTION 15.    CONTINUATION OF THE COMPANY.

               Notwithstanding the provisions of Section 14, the occurrence of an Event of Withdrawal of a Member shall not dissolve the Company, if within 90 days after the occurrence of such Event of Withdrawal of a Member the business of the Company is continued by a Majority in Interest of the Members remaining after such Event of Withdrawal.

SECTION 16.    LIMITATION ON LIABILITY.

               The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member OR Manager.

SECTION 17.    AMENDMENTS.

               This Agreement may be amended only upon the written consent of the Board of Managers and a Majority in Interest of the Members.

SECTION 18.    GOVERNING LAW.

               This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

               IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement as of the date first written above.


                                          VALTEK., LLC

                                         By: /s/ Terence C. Seikel
                                             ---------------------
                                         Name:     Terence Seikel
                                         Title:    Member


                                         ADVANCED ACCESSORY SYSTEMS, LLC

                                         By: /s/ Terence C. Seikel
                                             ---------------------
                                         Name:     Terence Seikel
                                         Title:    Member


                                         SPORTRACK., LLC

                                         By: /s/ Terence C. Seikel
                                             ---------------------
                                         Name:     Terence Seikel
                                         Title:    Member

                        Schedule I -- Schedule of Members

Advanced Accessory Systems, LLC
12900 Hall Road
Suite 200
Sterling Heights, Michigan 48313


SportRack, LLC
12900 Hall Road
Suite 200
Sterling Heights, Michigan 48313